Ally Financial Declares Dividends on Preferred Stock

DETROIT (July 16, 2010) – The Ally Financial Inc. (Ally) board of directors has declared quarterly dividend payments for certain outstanding preferred stock.  The dividends were declared on July 14, 2010, and are payable on Aug. 16, 2010.

A quarterly dividend payment was declared on Ally’s Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, of approximately $257 million, or $1.125 per share.  This preferred stock was issued to the U.S. Department of the Treasury on Dec. 30, 2009.

A quarterly dividend payment was also declared on Ally’s Fixed Rate Cumulative Perpetual Preferred Stock, Series G.  The dividend totals approximately $45 million, or $17.31 per share, and is payable to shareholders of record as of Aug. 2, 2010.  This series of preferred stock was issued to investors in connection with the company’s private exchange and cash tender offers, which were completed in December 2008.

About Ally Financial Inc.
Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  As the official preferred source of financing for General Motors, Chrysler, Saab, Suzuki and Thor Industries vehicles, Ally offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers online retail banking products.  With more than $179 billion in assets as of March 31, 2010, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

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Contacts:
Jim Olecki
212-884-7955
james.olecki@ally.com

Chris McNamee
212-884-7935
christopher.mcnamee@ally.com